UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2010

EL PALENQUE VIVERO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-138927
(Commission File Number)

20-5277531
(IRS Employer Identification No.)

10300 Chemin Cote de liesse, Lachine, Québec H8T1A3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (514) 420-0333

Calle Majisterio #13, Ampliaciòn Cuauhetomoc, Tezoyuca, Morelos, Mexico, 62765,
Phone: 305-394-9730
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

Item 5.03	Amendments to Articles of Incorporation or Bylaws

Item 5.07	Submission of Matters to a Vote of Security Holders

On March 19, 2010, Richard Azani, the sole director and officer of El Palenque Vivero, Inc. (the “Company”), acquired a total of 2,500,000 shares of the Company’s common stock from Francisco and Yosbani Mendez, the Company’s former directors and officers, in a private transaction for an aggregate total of $50,000. The funds used for this share purchase were Mr. Azani’s personal funds.

Pursuant to Section 78.320 of the Nevada Revised Statues, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent to such action is signed by stockholders holding at least a majority of the voting power and on March 9, 2010, the Company received written consent from holders of 55% of the Company’s voting securities for a name change to “A5 Laboratories Inc.” and a forward split of the Company’s issued and outstanding shares on a basis of 10 for 1.

On March 15, 2010, the Company filed a certificate of amendment with the Nevada Secretary of State to change the Company’s name to A5 Laboratories Inc. The change is to be effective with the State of Nevada on March 23, 2010, but will not be effective on the Company’s trading market, the OTB Bulletin Board, until processed by FINRA. The certificate is attached to this Current Report as Exhibit 3.1

Additionally, the Company’s board of directors and a majority of its shareholders agreed that the Company’s common stock is to be forward split on a basis of 10 new shares for every one old share. This will increase the Company’s issued and outstanding common shares to 45,500,000 from the current 4,550,000. This forward split will not affect the number of the Company’s authorized common shares, which has been set at 100,000,000.

Neither the name change, nor the forward split, will take effect on the Company’s trading market, the OTC Bulletin Board, until they have been processed by FINRA. Once these corporate changes are processed, FINRA will provide the Company with a new trading symbol and the Company will announce the effectiveness of these changes by filing a Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

3.1	Certificate of Amendment filed with the Nevada Secretary of State on March 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PALENQUE VIVERO, INC.

/s/ Richard Azani
Richard Azani
President

Date: March 19, 2010